Exhibit 99.1
TRIAD FINANCIAL CORPORATION ANNOUNCES CASH TENDER OFFER FOR 11.125% SENIOR NOTES DUE 2013
(CUSIP Nos. 895797AB4 and 895797AC2)
NORTH RICHLAND HILLS, Texas, November 17, 2008 — Triad Financial Corporation (“Triad”) announced today that it is offering to purchase for cash up to $90,000,000 of its outstanding 11.125% Senior Notes due 2013 (CUSIP Nos. 895797AB4 and 895797AC2) (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase dated November 17, 2008 and the accompanying Letter of Transmittal (together, the “Offer Documents”).
The tender offer will expire at 12:00 midnight, New York City time, on December 15, 2008, unless extended (the “Expiration Date”). Holders of Notes who validly tender and do not withdraw their Notes at or before 5:00 p.m., New York City time, on December 1, 2008, unless extended (the “Early Tender Date”), and whose Notes are accepted for purchase will receive $800 for each $1,000 in principal amount of Notes tendered and accepted for purchase pursuant to the tender offer (the “Total Consideration”), plus accrued and unpaid interest. The Total Consideration includes an early tender premium of $50.00 for each $1,000 in principal amount of Notes tendered (the “Early Tender Premium”). Holders of Notes who validly tender their Notes after the Early Tender Date but at or before the Expiration Date and whose Notes are accepted for purchase will not receive the Early Tender Premium. Holders may withdraw their tenders prior to 5:00 p.m., New York City time, on December 1, 2008, but not thereafter, unless extended or except as may be required by law.
The tender offer is subject to the satisfaction or waiver of certain conditions, as specified in the Offer Documents. If any of the conditions to the tender offer are not satisfied, Triad may terminate the tender offer and return tendered Notes, waive the unsatisfied conditions and accept for purchase validly tendered Notes that are not validly withdrawn prior to expiration, extend the tender offer or amend the tender offer. Full details of the terms and conditions of the tender offer are included in the Offer Documents.
Jefferies & Company, Inc. will act as Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Jefferies & Company, Inc. at (888) 708-5831 (toll-free).
D.F. King & Co., Inc. will act as the Information Agent for the tender offer. Any questions or requests for assistance or documents related to the tender offer may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (888) 644-6071 (for all others).
The tender offer is being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of Triad. No recommendation is made as to whether holders of the Notes should tender their Notes.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.
About Triad Financial
With nearly 800 employees and approximately $2.5 billion in managed receivables, Triad Financial Corporation’s business focus is on superior portfolio management through vehicle loan servicing and customer service, loss recovery and asset remarketing. Founded in 1989, Triad offers specialty expertise in non-prime accounts, and has serviced more than a million collateralized loans across the full credit spectrum over the past 10 years. Triad’s servicing headquarters are in North Richland Hills, Texas and the company maintains a regional office in Huntington Beach, Calif. For more information, visit www.triadfinancial.com.
Forward Looking Statements
This release contains forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. Some of the important factors that could cause actual results to differ materially from Triad’s expectations include, but are not limited to, our ability to make payments of principal and interest on our indebtedness, our reliance on our residual borrowing facility and credit enhancement arrangements, our ability to generate significant amounts of cash to service our debt and fund our operations, loss of contractual servicing rights, general economic and business conditions, including wholesale auction values and interest rates, our exposure to the risk of increases in defaults and prepayments of contracts purchased and held by us, changes in the delinquency, default and loss rates on the receivables included in each securitization trust, the high degree of risk associated with non-prime borrowers, our inability to successfully implement our plan to offer loan servicing options to third parties who own portfolios of loans secured by motor vehicles or similar collateral, our ability to attract and retain qualified personnel to service our existing portfolio and to oversee the operation of our business as we begin to transition into third-party servicing, our ability to obtain and maintain the material licenses and permits required for our operations, and the additional risk factors set forth under Item 1A. “Risk Factors” in Triad’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other periodic reports filed with the Securities and Exchange Commission.

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